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EXHIBIT 5

                                                 April 3, 1995

Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526

Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, by Archer-Daniels-Midland Company, a Delaware corporation (the "Company"), of 3,000,000 shares of Common Stock of the Company, without par value (the "Shares"), proposed to be issued by the Company pursuant to the ADM Savings and Investment Plan for Salaried Employees and the ADM Savings and Investment Plan for Hourly Employees (collectively, the "Plans"), I have examined such corporate records and other documents, including the Registration Statement of the Company on Form S-8 to which this opinion is an exhibit relating to the Shares (the "Registration Statement"), and have review such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

     1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

     2. All necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued, delivered and paid for as contemplated in the Registration Statement and the Plans, the Shares will be legally and validly issued and fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,



                                   /s/ R. P. Reising
                                          R. P. Reising
                                   Vice President, Secretary
                                   and General Counsel
                                 Archer-Daniels-Midland Company


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